Exhibit 99.1 News Release CRESTWOOD EQUITY PARTNERS LP 700 Louisiana Street, Suite 2550 Houston, TX 77002 www.crestwoodlp.com

Crestwood Announces First Quarter 2016

Financial and Operating Results

HOUSTON, TEXAS, May 3, 2016 – Crestwood Equity Partners LP (NYSE: CEQP) (“Crestwood Equity” or “Crestwood”) reported today its financial and operating results for the three months ended March 31, 2016.

First Quarter 2016 Highlights1

•	First quarter 2016 Adjusted EBITDA of $120.0 million, compared to $141.9 million in the first quarter 2015 and $118.9 million in the fourth quarter 2015

•	First quarter 2016 net loss of $93.7 million, compared to net income of $18.1 million in first quarter 2015. Net loss for the first quarter 2016 includes $109.7 million of non-cash charges for goodwill impairments; these non-cash charges resulted from a decline in Crestwood’s unit price and continued weakness in commodity prices during the first quarter, which required Crestwood to increase the discount rates used to determine the fair value of its assets

•	First quarter 2016 distributable cash flow of $78.8 million, compared to $99.9 million in first quarter 2015 and $71.9 million in the fourth quarter 2015. The first quarter 2016 coverage ratio was approximately 1.9x and 1.6x including the dilutive impact of preferred units

•	First quarter 2016 O&M and G&A expenses, net of unit based compensation and other significant costs, were reduced by $8.6 million, or 13% from first quarter 2015

•	Declared first quarter 2016 cash distribution of $0.60 per common unit, or $2.40 per common unit on an annualized basis, to be paid on May 13, 2016 to unitholders of record as of May 6, 2016

Recent Announcements

•	Partnership with Consolidated Edison, Inc. (“Con Edison”) to own and expand Crestwood’s Northeast natural gas pipeline and storage business through a 50/50 joint venture named Stagecoach Gas Services LLC (“Stagecoach Gas”); transaction will result in approximately $975 million net proceeds to Crestwood that will substantially reduce debt and improve liquidity; results in pro forma 1Q 2016 leverage ratio of approximately 3.8x

•	Reduction of quarterly distributions by 56% to $0.60 per common unit ($2.40 per common unit annually) resulting in estimated retained annual cash flow of $215 million and a higher distribution coverage ratio between 1.6x to 1.8x by year-end 2016; retained cash flow to be used for further debt reduction or investment in higher return opportunities

•	Revised 2016 Adjusted EBITDA guidance range of $435 million to $465 million and distributable cash flow range of $275 million to $305 million as a result of the Con Edison JV and change in distributions

•	New 10-year contract with BlueStone Natural Resources II (“BlueStone”) to gather and process natural gas on Crestwood’s Alliance, Lake Arlington and Cowtown systems in the Barnett Shale, resolving all outstanding issues related to the 2015 Quicksilver bankruptcy

[1]	Please see non-GAAP reconciliation table included at the end of the press release.

-more-

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Management Commentary

“In the recent quarter, we continued to execute on our strategic plan by delivering the new Barnett contract with BlueStone, the end of the Quicksilver bankruptcy, the partnership with Con Edison and a reduction of quarterly distributions which will result in substantially lower debt and significantly improved leverage ratio and distribution coverage,” stated Robert G. Phillips, Chairman, President and Chief Executive Officer of Crestwood’s general partner. “We believe that by year-end 2016, Crestwood’s credit and coverage metrics will be one of the leaders in our peer group, will drive improved performance in our units and will largely complete the competitive repositioning strategy we initiated last year with the cost reduction program, organizational restructuring and simplification merger.”

Mr. Phillips added, “First quarter 2016 results were largely in-line with our forecast as better than expected performance in our gathering and processing segment and continued operating cost reductions offset the impacts to our business from lower NGL and natural gas demand as a result of historically warm temperatures during the first quarter 2016. In the second quarter, Crestwood will work closely with Con Edison to develop plans for Stagecoach Gas Services and to complete our strategic partnership as soon as possible. We remain bullish about opportunities to grow our storage and transportation platform in the Northeast, and we are excited about working with a partner who shares our desire to grow these assets safely and responsibly.”

Stagecoach Gas Services – Con Edison Joint Venture

On April 21, 2016, Crestwood announced it has entered into definitive agreements with Con Edison to form a joint venture to own and further develop Crestwood’s existing natural gas pipeline and storage business located in southern New York and northern Pennsylvania. Subject to customary closing conditions and purchase price adjustments, Crestwood will contribute its existing natural gas pipeline and storage business to Stagecoach Gas and a wholly-owned subsidiary of Con Edison will purchase a 50% equity interest in Stagecoach Gas for approximately $975 million, implying a market value of almost $2 billion. Stagecoach Gas will thereafter distribute to Crestwood the cash proceeds received from the Con Edison subsidiary, subject to customary adjustments. The transaction is expected to be substantially completed in the second quarter of 2016.

Update on Joint Venture Tax Implications

The transaction will result in an approximate $600 million taxable gain being allocated among Crestwood’s unitholders during 2016. Based on management’s projections and assumptions, Crestwood anticipates unitholders who purchase CEQP units in 2016, and hold such units throughout the remainder of 2016, will generally not incur any tax liability with respect to the transaction or its eventual use of proceeds, considering deductions to be allocated to those unitholders. For unitholders who are allocated a taxable gain related to the transaction and its use of proceeds, Crestwood believes that many of these unitholders may be able to utilize 2016 allocated deductions and previously allocated passive losses (which total $900 million in aggregate since 2013 between Crestwood Equity Partners LP and Crestwood Midstream Partners LP) to offset a substantial portion of that taxable gain. The ability of each unitholder to offset all or a portion of taxable gain will depend on their particular situation, including when and how the unitholder acquired its units and the ability of the unitholder to utilize passive losses. Unitholders are encouraged to consult their tax advisors with respect to these matters.

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First Quarter 2016 Segment Results

Gathering and Processing segment EBITDA totaled $66.9 million in the first quarter 2016, exclusive of non-cash goodwill impairments noted below, compared to $71.8 million in the first quarter 2015. During the first quarter 2016, average natural gas gathering volumes were 991 million cubic feet per day (“MMcf/d”), crude oil gathering volumes were 68 thousand barrels per day (“MBbls/d”), processing volumes were 213 MMcf/d and compression volumes were 517 MMcf/d. The G&P segment during the quarter benefited from reduced shut-ins and production interruptions in the Marcellus and Barnett systems and incremental development activity in the Bakken and Permian basins as producers continued to develop the highest return opportunities in their portfolios.

Storage and Transportation segment EBITDA totaled $51.1 million in the first quarter 2016, exclusive of non-cash goodwill impairments noted below, compared to $56.1 million in the first quarter 2015. During the first quarter 2016, natural gas storage and transportation volumes averaged 1.7 Bcf/d, compared to 2.1 Bcf/d in the first quarter 2015. Interruptible wheeling volumes were negatively impacted during the quarter due to unseasonably warm weather and depressed regional natural gas pricing. The COLT Hub contributed EBITDA of $13.4 million compared to $17.7 million in the first quarter 2015, primarily as a result of contract expirations and reduced loading volumes caused by narrowed WTI/Brent spreads.

Marketing, Supply and Logistics segment EBITDA totaled $19.3 million in the first quarter 2016, exclusive of non-cash goodwill impairments noted below, compared to $25.7 million in the first quarter 2015. Segment EBITDA during the quarter was impacted by unseasonably warm weather in the northeast US region. This lower demand for NGLs impacted Crestwood’s trucking, marketing, and storage and terminal operations.

Combined O&M and G&A expenses, net of unit based compensation and other significant costs, in the first quarter 2016 were reduced by 13%, or $8.6 million, compared to the first quarter 2015, and reduced 12%, or $7.7 million, from the fourth quarter 2015. Based upon continued focus on cost reductions, Crestwood expects it will be able to achieve additional cost reductions in 2016 of approximately $10 million (exclusive of the impact of the Con Edison joint venture).

First Quarter 2016 Business Update

Arrow Bakken Gathering System

Arrow averaged crude oil volumes of 68 MBbls/d, natural gas volumes of 44 MMcf/d and water volumes of 27 MBbls/d in the first quarter 2016 compared to average volumes of 66 MBbls/d, 45 MMcf/d and 25 MBbls/d, respectively in the first quarter 2015. Volumes across the system have remained steady as continued producer activity offsets natural field decline. On the Arrow Bakken system, Crestwood’s leading producers have continued to high-grade their development activities, with drilling and completions costs declining to approximately $6.0 million per well and well performance improving with EUR type curves of approximately 750 - 900 MBbls per well. In the first quarter 2016, 13 wells were connected and an additional 7 wells were connected in April.

Delaware-Permian Gathering and Processing

Crestwood completed and commissioned the expansion of its Willow Lake gathering and processing system during the first quarter 2016. The resulting facility can handle approximately 50 MMcf/d of new Wolfcamp and Bone Spring production being targeted by dedicated area producers such as Mewbourne Oil Company and Concho Resources in Eddy County, New Mexico. The expansion project accounted for approximately $22 million of first quarter 2016 growth capital expenditures. Crestwood continues to develop additional projects in the Delaware-Permian region, which is benefitting from stronger drilling economics relative to other basins in the US.

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Crestwood continues to work with a potential anchor shipper to develop the previously announced 3-phase gathering system in the Delaware-Permian basin. First Reserve and Crestwood remain committed to the joint venture structure in which First Reserve will fund initial capital commitments during the early build-out phase. Both Crestwood and the shipper continue to assess market conditions and are working together exclusively to develop the appropriate project scope that will meet the shipper’s long-term development plans.

Barnett Gathering and Processing

Crestwood entered into agreements with BlueStone to gather and process natural gas across its Alliance, Lake Arlington and Cowtown systems in the Barnett Shale. Crestwood will provide services to BlueStone for a period of 10 years under a fixed-fee and percent of proceeds fee structure. BlueStone has provided production assurances, will return currently shut-in wells to production by July 1, 2016 and will not shut-in or choke back production for economic purposes through the end of 2018. Additionally, Crestwood largely completed its Devon Energy West Johnson County compression project accounting for approximately $10 million of first quarter 2016 growth capital expenditures. The project is designed to lower wellhead operating pressure for dedicated Devon production resulting in uplift volumes and enhanced reserve recoveries by the producer.

Marcellus Gathering and Compression

Gathering and compression volumes on Crestwood’s Marcellus rich-gas systems increased to 464 MMcf/d and 517 MMcf/d, respectively, during the first quarter 2016, a 7% and 12% increase, respectively, from fourth quarter 2015 volumes. The higher volumes reflected significantly lower production shut-ins and curtailments and improved net-back pricing to Antero Resources, largely as a result of the commissioning of Momentum’s Stonewall pipeline in December 2015.

Capitalization and Liquidity Update

As of March 31, 2016, Crestwood had approximately $2.6 billion of debt principal outstanding, composed primarily of $1.8 billion of fixed-rate senior notes and $763 million outstanding under its $1.5 billion revolving credit facility. Crestwood anticipates using the net cash proceeds generated by the Con Edison joint venture to reduce borrowings under its senior credit facility and to retire senior notes. Pro forma for the joint venture and anticipated use of proceeds, Crestwood’s leverage ratio would be approximately 3.8x as of March 31, 2016.

Crestwood currently has 62.1 million preferred units outstanding which pay an annual distribution of 9.25% payable quarterly in cash or through the issuance of additional preferred units. On May 13, 2016, holders of the preferred units will receive 1.4 million additional preferred units related to the first quarter 2016 distribution declared.

2016 Outlook Affirmed

Crestwood is affirming its guidance for 2016 as previously announced on April 21, 2016, which reflected the company’s first quarter 2016 financial results and assumed the Con Edison joint venture is substantially completed on June 1, 2016. The following projections are subject to risks and uncertainties as described in the “Forward-Looking Statements” section at the end of this release.

•	Adjusted EBITDA of $435 million to $465 million

•	Distributable cash flow to common unitholders of $275 million to $305 million

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•	Cash distributions of $2.40 per common unit resulting in full-year 2016 cash distribution coverage ratio of approximately 1.6x to 1.8x

•	Forecasted year-end 2016 leverage ratio of approximately 3.9x

•	Growth project capital spending in the range of $50 million to $75 million

•	Maintenance capital spending in the range of $16 million to $18 million

Robert T. Halpin, Senior Vice President and Chief Financial Officer, commented, “In 2016, we have mitigated counterparty risk across our portfolio, cut substantial costs out of our business, reduced our distribution and entered into a strategic joint venture with Con Edison, all of which will enable Crestwood to achieve our 2016 strategy to significantly improve our balance sheet. With our diversified portfolio of assets, improved balance sheet, substantial distribution coverage, and limited capital markets requirements, Crestwood is positioned to drive substantial value to all stakeholders through prolonged challenging market conditions.”

Impairments

Generally Accepted Accounting Principles (“GAAP”) require Crestwood to record the assets and goodwill in business segments at fair value when acquired, and to continually assess the recoverability of assigned values, including goodwill. Crestwood’s storage and transportation and Marketing, Supply and Logistics assets were primarily acquired in 2013 as a result of the Crestwood-Inergy merger. As a result of its goodwill assessment for the first quarter of 2016, Crestwood recorded impairments of $109.7 million, primarily related to its COLT Hub and Marketing, Supply and Logistics assets. These non-cash impairments primarily resulted from increasing the discount rate utilized in determining the fair value of these assets when taking into consideration continued commodity price weakness during the first quarter, anticipated commodity prices in future periods based on forward commodity markets, the estimated impact of lower commodity prices on the midstream industry in general and Crestwood’s customers, and the impact these and other factors had during the quarter on Crestwood’s common unit price.

Upcoming Conference Participation

Crestwood management will participate in the MLPA 2016 Annual Investor Conference on June 1-3, 2016 at the Hyatt Regency in Orlando, Florida. Robert G. Phillips, Chairman, President and Chief Executive Officer, will make a formal presentation at approximately 1:45 p.m. Eastern Time on Thursday, June 2, 2016. Prior to the meetings presentation materials will be posted to the Investors section of Crestwood’s website at www.crestwoodlp.com.

Earnings Conference Call Schedule

Management will host a conference call for investors and analysts of Crestwood today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) which will be broadcast live over the Internet. Participants may connect to the webcast via the “Presentations” page of Crestwood’s Investor Relations website at www.crestwoodlp.com. Please log in at least 10 minutes in advance to register and download any necessary software. A replay will be available shortly after the call for 90 days.

Non-GAAP Financial Measures

Adjusted EBITDA and adjusted distributable cash flow are non-GAAP financial measures. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income or operating income or any other GAAP measure of liquidity or financial performance.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities and Exchange Act of 1934. The words “expects,” “believes,” anticipates,” “plans,” “will,” “shall,” “estimates,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although Crestwood believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance that any such forward-looking statements will materialize. Important factors that could cause actual results to differ materially from those expressed in or implied from these forward-looking statements include the risks and uncertainties described in Crestwood’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made, and Crestwood assumes no obligation to update these forward-looking statements.

About Crestwood Equity Partners LP

Houston, Texas, based Crestwood Equity Partners LP (NYSE: CEQP) is a master limited partnership that owns and operates midstream businesses in multiple unconventional shale resource plays across the United States. Crestwood Equity is engaged in the gathering, processing, treating, compression, storage and transportation of natural gas; storage, transportation, terminalling, and marketing of NGLs; and gathering, storage, terminalling and marketing of crude oil.

Crestwood Equity Partners LP

Investor Contact

Josh Wannarka, 713-380-3081

josh.wannarka@crestwoodlp.com

Vice President, Investor Relations

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CRESTWOOD EQUITY PARTNERS LP

Consolidated Statements of Operations

(in millions, except unit and per unit data)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Revenues:
Gathering and processing	$238.2	$349.3	$327.4
Storage and transportation	59.4	67.6	65.2
Marketing, supply and logistics	237.7	313.6	235.6
Related party	0.7	1.0	0.9

Total revenues	536.0	731.5	629.1
Costs of product/services sold:
Gathering and processing	175.5	258.4	255.6
Storage and transportation	2.9	5.3	4.3
Marketing, supply and logistics	180.7	257.7	179.5
Related party	4.3	8.3	5.7

Total cost of products/services sold	363.4	529.7	445.1

Expenses:
Operations and maintenance	41.8	50.6	46.4
General and administrative	23.0	27.5	25.4
Depreciation, amortization and accretion	62.3	74.2	75.6

	127.1	152.3	147.4

Other operating expense:
Loss on long-lived assets, net	—	(1.0)	(817.3)
Goodwill impairment	(109.7)	—	(515.4)

Operating income (loss)	(64.2)	48.5	(1,296.1)
Earnings (loss) from unconsolidated affiliates, net	6.5	3.4	(72.0)
Interest and debt expense, net	(36.1)	(33.6)	(35.4)
Loss on modification/extinguishment of debt	—	—	(0.2)
Other income, net	0.1	0.2	0.1

Income (loss) before income taxes	(93.7)	18.5	(1,403.6)
Provision (benefit) for income taxes	—	0.4	(1.2)

Net income (loss)	(93.7)	18.1	(1,402.4)
Net income attributable to non-controlling partners	5.9	9.8	5.9

Net income (loss) attributable to Crestwood Equity Partners LP	(99.6)	8.3	(1,408.3)
Net income attributable to preferred units	1.6	—	6.2

Net income (loss) attributable to partners	$(101.2)	$8.3	$(1,414.5)

Subordinated unitholders’ interest in net income	$—	$0.2	$—

Common unitholders’ interest in net income (loss)	$(101.2)	$8.1	$(1,414.5)

Net income (loss) per limited partner unit:
Basic	$(1.47)	$0.44	$(20.77)

Diluted	$(1.47)	$0.44	$(20.77)

Weighted-average limited partners’ units outstanding (in thousands):
Basic	68,912	18,280	68,119
Dilutive units	—	439	—

Diluted	68,912	18,719	68,119

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CRESTWOOD EQUITY PARTNERS LP

Selected Balance Sheet Data

(in millions)

	March 31, 2016	December 31, 2015
	(unaudited)
Cash	$1.1	$0.5

Outstanding debt:
Crestwood Equity Partners LP
Other	$—	$0.2

Crestwood Midstream Partners LP (a)
Revolving Credit Facility	$762.8	$735.0
Senior Notes	1,800.0	1,800.0
Other	8.1	8.6

Subtotal	2,570.9	2,543.6
Less: deferred financing costs	39.2	40.9

Total debt	$2,531.7	$2,502.9

Total partners’ capital	$2,758.6	$2,946.9

Crestwood Equity Partners LP partners’ capital
Common units outstanding	69.5	68.6

(a)	CEQP and its subsidiaries do not provide credit support or guarantee any amounts outstanding under the credit facility or senior notes of Crestwood Midstream.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
EBITDA
Net income (loss)	$(93.7)	$18.1	$(1,402.4)
Interest and debt expense, net	36.1	33.6	35.4
Loss on modification/extinguishment of debt	—	—	0.2
Provision (benefit) for income taxes	—	0.4	(1.2)
Depreciation, amortization and accretion	62.3	74.2	75.6

EBITDA (a)	$4.7	$126.3	$(1,292.4)
Significant items impacting EBITDA:
Unit-based compensation charges	4.5	5.8	4.1
Loss on long-lived assets, net	—	1.0	817.3
Goodwill impairment	109.7	—	515.4
(Earnings) loss from unconsolidated affiliates, net	(6.5)	(3.4)	72.0
Adjusted EBITDA from unconsolidated affiliates, net	9.1	6.5	6.9
Change in fair value of commodity inventory-related derivative contracts	(2.7)	1.1	(5.3)
Significant transaction and environmental related costs and other items	1.2	4.6	0.9

Adjusted EBITDA (a)	$120.0	$141.9	$118.9

Distributable Cash Flow
Adjusted EBITDA (a)	$120.0	$141.9	$118.9
Cash interest expense (b)	(34.4)	(31.8)	(33.5)
Maintenance capital expenditures (c)	(4.5)	(5.4)	(10.0)
(Provision) benefit for income taxes	—	(0.4)	1.2
Deficiency payments	1.5	(0.6)	(0.9)

Distributable cash flow attributable to CEQP	82.6	103.7	75.7
Distributions to Niobrara Preferred	(3.8)	(3.8)	(3.8)

Distributable cash flow attributable to CEQP common (d)	$78.8	$99.9	$71.9

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.
(b)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(c)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(d)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes, and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

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CRESTWOOD EQUITY PARTNERS LP

Reconciliation of Non-GAAP Financial Measures

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
EBITDA
Net cash provided by operating activities	$134.3	$156.6	$139.1
Net changes in operating assets and liabilities	(50.6)	(59.6)	(52.4)
Amortization of debt-related deferred costs, discounts and premiums	(1.7)	(2.1)	(2.3)
Interest and debt expense, net	36.1	33.6	35.4
Market adjustment on interest rate swaps	—	0.3	—
Unit-based compensation charges	(4.5)	(5.8)	(4.1)
Loss on long-lived assets, net	—	(1.0)	(817.3)
Goodwill impairment	(109.7)	—	(515.4)
Earnings (loss) from unconsolidated affiliates, net, adjusted for cash distributions	0.8	3.4	(75.2)
Deferred income taxes	0.1	0.9	1.1
Provision (benefit) for income taxes	—	0.4	(1.2)
Other non-cash expense	(0.1)	(0.4)	(0.1)

EBITDA (a)	$4.7	$126.3	$(1,292.4)
Unit-based compensation charges	4.5	5.8	4.1
Loss on long-lived assets, net	—	1.0	817.3
Goodwill impairment	109.7	—	515.4
(Earnings) loss from unconsolidated affiliates, net	(6.5)	(3.4)	72.0
Adjusted EBITDA from unconsolidated affiliates, net	9.1	6.5	6.9
Change in fair value of commodity inventory-related derivative contracts	(2.7)	1.1	(5.3)
Significant transaction and environmental related costs and other items	1.2	4.6	0.9

Adjusted EBITDA (a)	$120.0	$141.9	$118.9

(a)	EBITDA is defined as income before income taxes, plus debt-related costs (net interest and debt expense and loss on modification/extinguishment of debt) and depreciation, amortization and accretion expense. In addition, Adjusted EBITDA considers the adjusted earnings impact of our unconsolidated affiliates by adjusting our equity earnings or losses from our unconsolidated affiliates for our proportionate share of their depreciation and interest. Adjusted EBITDA also considers the impact of certain significant items, such as unit-based compensation charges, gains and impairments of long-lived assets and goodwill, third party costs incurred related to potential and completed acquisitions, certain environmental remediation costs, certain costs related to our 2015 cost savings initiatives, the change in fair value of commodity inventory-related derivative contracts, and other transactions identified in a specific reporting period. The change in fair value of commodity inventory-related derivative contracts is considered in determining Adjusted EBITDA given that the timing of recognizing gains and losses on these derivative contracts differs from the recognition of revenue for the related underlying sale of inventory that these derivatives relate to. Changes in the fair value of other derivative contracts is not considered in determining Adjusted EBITDA given the relatively short-term nature of those derivative contracts. EBITDA and Adjusted EBITDA are not measures calculated in accordance with GAAP, as they do not include deductions for items such as depreciation, amortization and accretion, interest and income taxes, which are necessary to maintain our business. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, operating cash flow or any other measure of financial performance presented in accordance with GAAP. EBITDA and Adjusted EBITDA calculations may vary among entities, so our computation may not be comparable to measures used by other companies.

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CRESTWOOD EQUITY PARTNERS LP

Segment Data

(in millions)

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Gathering and Processing
Revenues	$259.4	$360.4	$340.5
Costs of product/services sold	179.8	266.7	261.3
Operations and maintenance expense	17.8	24.1	22.0
Loss on long-lived assets, net	—	(0.3)	(786.1)
Goodwill impairment	(8.6)	—	(69.9)
Earnings (loss) from unconsolidated affiliate	5.1	2.5	(49.0)

EBITDA	$58.3	$71.8	$(847.8)

Storage and Transportation
Revenues	$59.8	$67.6	$65.2
Costs of product/services sold	2.9	5.3	4.3
Operations and maintenance expense	7.2	6.4	8.7
Loss on long-lived assets	—	(0.7)	—
Goodwill impairment	(13.7)	—	(275.4)
Earnings (loss) from unconsolidated affiliates	1.4	0.9	(23.0)

EBITDA	$37.4	$56.1	$(246.2)

Marketing, Supply and Logistics
Revenues	$216.8	$303.5	$168.9
Costs of product/services sold	180.7	257.7	125.0
Operations and maintenance expense	16.8	20.1	15.7
Loss on long-lived assets, net	—	—	(31.2)
Goodwill impairment	(87.4)	—	(170.1)

EBITDA	$(68.1)	$25.7	$(173.1)

Total Segment EBITDA	$27.6	$153.6	$(1,267.1)
Corporate	(22.9)	(27.3)	(25.3)

EBITDA	$4.7	$126.3	$(1,292.4)

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CRESTWOOD EQUITY PARTNERS LP

Operating Statistics

(unaudited)

	Three Months Ended March 31,		Three Months Ended December 31,
	2016	2015	2015
Gathering and Processing (MMcf/d)
Arrow	44.0	44.7	43.7
Marcellus	463.6	652.7	431.7
Barnett rich	108.4	148.8	114.6
Barnett dry	191.3	236.3	194.6
Fayetteville	61.2	79.4	66.4
PRB Niobrara - Jackalope Gas Gathering (a)	68.9	77.5	78.1
Other	53.9	46.3	50.7

Total gathering volumes	991.3	1,285.7	979.8
Processing volumes	212.6	202.7	220.6
Compression volumes	516.7	691.7	459.7
Arrow Midstream
Crude oil (MBbls/d)	68.0	66.4	69.9
Water (MBbls/d)	26.6	25.1	27.9

Storage and Transportation
Northeast Storage - firm contracted capacity (Bcf)	34.4	34.8	34.4
% of operational capacity contracted	99%	100%	99%
Firm storage services (MMcf/d)	288.1	414.0	277.9
Interruptible storage services (MMcf/d)	22.7	122.9	17.6
Northeast Transportation - firm contracted capacity (MMcf/d)	1,353.0	1,102.0	1,265.0
% of operational capacity contracted	87%	100%	87%
Firm services (MMcf/d)	1,028.4	1,180.3	1,139.7
Interruptible services (MMcf/d)	117.5	177.4	199.8
Gulf Coast Storage - firm contracted capacity (Bcf) (a)	29.2	23.5	28.9
% of operational capacity contracted	76%	61%	75%
Firm storage services (MMcf/d) (a)	167.6	111.5	196.1
Interruptible services (MMcf/d) (a)	99.4	69.9	161.7
COLT Hub
Rail loading (MBbls/d)	83.5	122.5	107.4
Connector pipeline (MBbls/d) (b)	18.5	4.0	13.1

Marketing, Supply and Logistics
Crude barrels trucked (MBbls/d)	13.0	30.0	16.0
NGL Operations
Storage capacity, 100% contracted (MBbls)	1,700.0	1,700.0	1,700.0
Supply & Logistics volumes sold (MBbls/d)	88.1	118.4	81.2
West Coast volumes sold or processed (MBbls/d)	20.3	36.3	23.2
NGL volumes trucked (MBbls/d)	59.8	77.6	65.3

(a)	Represents 50% owned joint venture, operational data reported is at 100%.
(b)	Represents only throughput leaving the terminal. Total connector pipeline throughput, including receivables was 45.7 MBbls/d and 33.5 MBbls/d for the three months ended March 31, 2016 and 2015 and 38.2 MBbls/d for the three months ended December 31, 2015.

NEWS RELEASE Page 13 of 13

CRESTWOOD EQUITY PARTNERS LP

Full Year 2016 Adjusted EBITDA and Distributable Cash Flow Guidance

Reconciliation to Net Income

(in millions)

(unaudited)

Net income	$15 - $45
Interest and debt expense, net	126 - 128
Depreciation, amortization and accretion	260
Unit-based compensation charges	15
Earnings from unconsolidated affiliates	(40) - (45)
Adjusted EBITDA from unconsolidated affiliates	57 - 62

Adjusted EBITDA	$435 - $465

Cash interest expense (a)	(119) - (121)
Maintenance capital expenditures (b)	(16) - (18)
Other	(10) - (11)

Distributable cash flow (c)	$290 - $320
Distributions to Crestwood Niobrara preferred	(15)

Distributable cash flow attributable to CEQP common unitholders	$275 - $305

(a)	Cash interest expense less amortization of deferred financing costs plus bond premium amortization.
(b)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.
(c)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures, income taxes and deficiency payments (primarily related to deferred revenue). Distributable cash flow should not be considered an alternative to cash flows from operating activities or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity, or the ability to service debt obligations. We believe that distributable cash flow provides additional information for evaluating our ability to declare and pay distributions to unitholders. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.